Exhibit 99.4

TE CONNECTIVITY LTD.

IMPACT OF ADDITIONAL WEEK (UNAUDITED)

		Fiscal 2016			Change in Net Sales for Fiscal 2017 versus Net Sales for Fiscal 2016			Change in Organic Net Sales for Fiscal 2017 versus Organic Net Sales for Fiscal 2016 (2)
			Adjustment			Adjustment			Adjustment
		53 Weeks	Impact of	52 Weeks	53 Weeks	Impact of	52 Weeks	53 Weeks	Impact of	52 Weeks
	Fiscal 2017	U.S. GAAP	53rd Week	(Non-GAAP) (1)(2)	U.S. GAAP	53rd Week	(Non-GAAP) (1)(2)	(Non-GAAP) (2)	53rd Week	(Non-GAAP) (1)(2)
	($in millions)
Net Sales:
Transportation Solutions
Automotive	$5,228	$4,912	$(102)	$4,810	6.4%	2.3%	8.7%	7.1%	2.3%	9.4%
Commercial transportation	997	825	(15)	810	20.8	2.3	23.1	21.9	2.2	24.1
Sensors	814	766	(13)	753	6.3	1.8	8.1	3.0	1.7	4.7
Total	7,039	6,503	(130)	6,373	8.2	2.3	10.5	8.5	2.1	10.6
Industrial Solutions
Industrial equipment	1,747	1,419	(32)	1,387	23.1	2.9	26.0	5.5	2.4	7.9
Aerospace, defense, oil, and gas	1,075	1,100	(20)	1,080	(2.3)	1.8	(0.5)	(1.7)	1.8	0.1
Energy	685	696	(13)	683	(1.6)	1.9	0.3	(1.0)	1.9	0.9
Total	3,507	3,215	(65)	3,150	9.1	2.2	11.3	1.6	2.1	3.7
Communications Solutions
Data and devices	963	1,019	(21)	998	(5.5)	2.0	(3.5)	2.3	2.3	4.6
Appliances	676	615	(11)	604	9.9	2.0	11.9	10.8	2.2	13.0
Total	1,639	1,634	(32)	1,602	0.3	2.0	2.3	5.7	2.2	7.9
Total	$12,185	$11,352	$(227)	$11,125	7.3%	2.2%	9.5%	6.1%	2.2%	8.3%

For the Year Ended September 30, 2016

		Adjustments
			Restructuring
		Acquisition	and Other		53 Weeks	Adjustment	52 Weeks
		Related	Charges		Adjusted	Impact of	Adjusted
	U.S. GAAP	Charges (3)	(Credits), Net	Tax Items (4)	(Non-GAAP) (2)	53rd Week	(Non-GAAP) (1)(2)
	($in millions, except per share data)
Operating Income	$1,808	$32	$(2)	$—	$1,838	$(53)	$1,785

Operating Margin	15.9%				16.2%		16.0%

Diluted Earnings per Share from Continuing Operations	$5.01	$0.07	$(0.01)	$(1.25)	$3.82	$(0.12)	$3.70

(1) Excludes the impact of an additional week in the fourth quarter of fiscal 2016. The impact of the additional week was estimated using an average weekly sales figure for the last month of the fiscal year.

(2) See description of non-GAAP financial measures.

(3) Includes $22 million of acquisition and integration costs and $10 million of non-cash amortization associated with fair value adjustments related to acquired inventories and customer order backlog recorded in cost of sales.

(4) Includes $1,135 million of income tax benefits associated with the settlement of tax matters for the years 1997 through 2000 which resolved all aspects of the disputed debt matter with the IRS through the year 2007, as well as the related impact of $604 million to other expense pursuant to the tax sharing agreement with Tyco International and Covidien. Also includes income tax charges related to a $91 million increase in the valuation allowance for certain U.S. deferred tax assets; and an $83 million net income tax benefit related to tax settlements in certain other tax jurisdictions, as well as the related impact of $46 million to other expense pursuant to the tax sharing agreement with Tyco International and Covidien.